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                                                                   EXHIBIT 10.46


                                  June 12, 1998


Mr. Richard M. Haugen
8 Bluff View
Irvine, California 92715

               Re: Phantom Stock Salary Deferral Plan

Dear Rick:

               This letter is intended to set forth our understanding with respect to your agreement to defer fifteen percent (15%) of the compensation you receive from the Company from May 1, 1998 to May 15, 1999 into a salary deferral program.

               As you may know, earlier this year the Company implemented an Employee Phantom Stock Salary Deferral Plan (the "Plan") for certain of its employees. As an employee of the Company you were eligible to participate in the Plan, but because your employment with the Company is scheduled to end on June 30, 1998, if you would have elected to participate in the Plan you would not have been eligible to receive any Benefits under the terms of the Plan.

               In order to allow you to participate in a salary deferral program during your term both as an employee of and a consultant to the Company, we hereby offer you the opportunity to defer fifteen percent (15%) of the compensation you receive from the Company under the same terms and conditions described in the Plan, except as those terms and conditions are modified as follows:

               1. References in the Plan to "employee" and "employment" shall be interpreted to include "consultant" and "consultancy," as the case may be;

               2. You will be eligible to defer compensation you receive from the Company from May 1, 1998 through May 15, 1999, whether during your term as an employee of or as a consultant to the Company;

               3. You will not be required to complete and sign a Deferred Compensation Agreement; and



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Mr. Richard M. Haugen
June 12, 1998
Page 2


               4. Section 5.3 of the Plan is not applicable to you, and in the event your employment or consultancy with the Company ceases prior to May 31, 1999 for any reason prior to receiving all of your Benefits, the value of your Account will be paid to you or your beneficiary, as the case may be, by the Company in the form of cash or shares of the Company's Common Stock (the form of which shall be at the Company's sole and absolute discretion) within forty-five
(45) days of May 31, 1999. The value of your Account for purposes of this payment shall be equal to the number of Shares allocated to your Account multiplied by the Fair Market Value of one share of Common Stock of the Company as of May 31, 1999.

               If the terms and conditions of this arrangement for your participation in the Plan are agreeable to you, please indicate your acceptance by signing both copies of this letter and returning one fully-signed original to my attention at your earliest convenience.

               We sincerely appreciate your willingness to continue to assist the Company. If you have any questions concerning this arrangement please do not hesitate to call me.

                                                   Sincerely yours,

                                                   AMYLIN PHARMACEUTICALS, INC.


                                                   /s/ BRADFORD J. DUFT
                                                   ---------------------------
                                                   Bradford J. Duft
                                                   Senior Vice President
                                                     and General Counsel


AGREED AND ACCEPTED:


/s/ RICHARD M. HAUGEN
---------------------------
Richard M. Haugen



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Mr. Richard M. Haugen
June 12, 1998
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cc:     Ms. Sue Burgess (w/out enclosures)
        Mr. Joe Cook (w/out enclosures)
        Mr. Tom Coll (w/out enclosures)
        Mr. Jim Gaither (w/out enclosures)